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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Caere Corporation:

We consent to the incorporation by reference in the joint proxy/registration statement on Form S-4 of Caere Corporation and ScanSoft, Inc. of our report dated January 22, 1999, with respect to the consolidated balance sheets of Caere Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Caere Corporation and to the reference to our firm under the heading "Experts" in the joint proxy/registration statement on Form S-4.



/s/ KPMG LLP

Mountain View, California
February 8, 2000